Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-146662) on Form S-8 of Point.360 of our report dated September 22, 2011 relating to our audit of the consolidated financial statements and the financial statement schedule, which appear in this Annual Report on Form 10-K of Point. 360 for the year ended June 30, 2011.

SingerLewak LLP (signed)
Los Angeles, California
September 22, 2011